Exhibit 99.1

FOR IMMEDIATE RELEASE
10:00 AM PT, July 7, 2004

Quarterly Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the “Company”) announced the results of operations through the end of the second quarter June 30, 2004 for the Company and its subsidiary, Heritage Oaks Bank (“Heritage). Mr. Ward stated “for the three and six months ending June 30, 2004, the Company reported earnings of $1.1 million and $2.0 million, respectively compared to $879 thousand and $1.7 million, respectively, for the same period in 2003. This represents an improvement of 32% and 20%, respectively for the three and six months ending June 30, 2004 over the same period in 2003. On a fully diluted basis, earnings per share for the three months ending June 30, 2004 were $.28 compared to $.27 for the same period in 2003. On a fully diluted basis, earnings per share for the six months ending June 30, 2004 were $.50 compared to $.51 for the same period in 2003.”

Mr. Ward went on to say, “we are very pleased that the Company’s acquisition of Hacienda Bank, completed in October 2003 became accretive to diluted EPS during the second quarter of 2004.”

On June 28, 2004, the merger of Hacienda Bank with and into Heritage was completed.

Below is a summary un-audited balance sheet for the periods ending June 30: (amounts in thousands)

	2004	2003
Total Assets	$464,508	$350,001
Loans, net of reserves	$293,810	$209,553
Deposits	$387,500	$289,606
Equity Capital	$33,976	$21,841

Below is a summary un-audited income statement for the three months ending June 30: (amounts in thousands)

	2004	2003
Net Interest Income	$4,845	$3,603
Non-Interest Income	$1,187	$927
Non-Interest Expense	$4,135	$2,980
Income Tax Expense	$700	$546
Net After Tax Income	$1,162	$879

Below is a summary un-audited income statement for the six months ending June 30: (amounts in thousands)

	2004	2003
Net Interest Income	$9,453	$6,948
Non-Interest Income	$2,222	$1,828
Non-Interest Expense	$8,235	$5,848
Income Tax Expense	$1,197	$974
Net After Tax Income	$2,038	$1,704

Information regarding Heritage Oaks Bancorp stock may be acquired using the trading symbol of HEOP.OB or accessed on line at www.heritageoaksbancorp.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O’Neill & Partners, L.P. at 1-800-635-6860 or by Contacting Tana Eade VP, Shareholder Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s belief as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.   -End-